UNITED STATES
SECURITIES EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT OT SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Asure Software, Inc.

(Exact name of registrant as specified in this charter)

Delaware (State of Incorporation or organization)	74-2415696 (I.R.S Employer Identification Number)

3700 N. Capital of Texas Hwy., Suite 350 Austin, Texas (Address of principal executive officers)	78746 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered	Name of each exchange on which each class is to be registered
Series A Junior Participating Preferred Share Purchase Rights	Nasdaq Capital Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to the General Instruction A.(c) or (e), check the following box ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to the General Instruction A.(d) or (e), check the following box ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box ☐
Securities Act registration statement or Regulation A offering statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act: None (Title of class)

EXPLANATORY NOTE

This Form 8-A/A is being filed to update the information set forth in the Registration Statement on Form 8-A filed by Asure Software, Inc., a Delaware corporation (f/k/a Forgent Networks, Inc.) (the “Company”) with the Securities and Exchange Commission (“SEC”) on November 2, 2009 (the “Original 8-A”), related to the Series A Junior Participating Preferred Share Purchase Rights (the “Rights”) of the Company issued under the Amended and Restated Rights Agreement, dated as of October 28, 2009, between the Company and American Stock Transfer and Trust Company LLC, as rights agent (the “Amended Rights Agreement”).

Item 1. Description of Registrant’s Securities to be Registered.

Item 1 of the Original 8-A is amended and supplemented by adding the following:

The Company entered into a Second Amended and Restated Rights Agreement (the “Second Amended Rights Agreement”), dated as of April 17, 2019, with American Stock Transfer & Trust Company LLC, as rights agent. The Second Amended Rights Agreement, among other things, (i) extends the final expiration date from October 28, 2019 to October 28, 2022 (subject to other earlier termination events, including if stockholder approval of the Second Amended Rights Agreement has not been obtained by October 28, 2019); and (ii) provides an exemption request process for persons to seek an exemption from becoming an “Acquiring Person” under the Second Amended Rights Agreement.

The foregoing summary of the Second Amended Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Second Amended Rights Agreement, which is filed as Exhibit 4.2 hereto and is incorporated herein by reference.

Item 2. Exhibits.

Exhibit No.	Description of Document
3.1	Restated Certificate of Incorporation (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2017 filed with the SEC on May 11, 2017).

4.1

Amended and Restated Rights Agreement, dated as of October 28, 2009, by and between Asure Software, Inc. (f/k/a/ Forgent Networks, Inc.) and American Stock Transfer and Trust Company LLC (Incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the SEC on October 28, 2009).

4.2

Second Amended and Restated Rights Agreement, dated as of April 17, 2019, between Asure Software, Inc. (f/k/a/ Forgent Networks, Inc.) and American Stock Transfer & Trust Company LLC (Incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the SEC on April 19, 2019).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: April 19, 2019	ASURE SOFTWARE, INC.

By:	/s/Kelyn Brannon
Kelyn Brannon Chief Financial Officer